Exhibit 99.1

AITX Expands in $50B Security Market as AI Replaces the Security Staff

Company Scales Deployment of Voice-Interactive Devices, Targeting Operational Profitability and Market Leadership

Detroit, Michigan, May 21, 2025 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions, today issued a strategic update spotlighting the Company’s accelerating growth, expanding deployments, and growing influence across the $50 billion security services market1. While many startups continue to speculate about the future of AI, AITX is actively delivering it, with nearly a thousand autonomous devices deployed and a rapidly scaling base of recurring monthly revenue.

Earlier this year, AITX reported unaudited fiscal 2025 revenues of $6.13 million, a 275% increase over the prior year. This performance reflects accelerating adoption of its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD-I’s), autonomous devices and continued expansion of the Company’s recurring monthly revenue base. AITX anticipates filing its audited Form 10-K by the end of May 2025 and has projected fiscal 2026 revenues in the range of $12 million to $18 million.

AITX’s suite of autonomous solutions, delivered through RAD-I, is now active across a wide range of industries including healthcare, education, logistics, retail, and residential security. With proven deployments in corporate campuses, construction sites, hospital networks, and urban districts, the Company’s AI-powered devices are not theoretical concepts. They are working assets in the field, reducing incidents, improving safety, and replacing costly human guard services.

The Company’s growth is anchored by its expanding base of recurring monthly revenue, generated through the deployment of RAD-I’s devices and platforms. Each unit placed in service contributes to a subscription-based revenue model that offers financial stability and long-term client retention. The Company has reported two consecutive years of triple-digit revenue growth and continues to advance toward its operational profitability target and stated goal of a NASDAQ uplisting by 2028.

Unlike legacy security providers and software-only startups, AITX controls the entire technology stack across hardware, software, and AI. Through its vertically integrated structure and innovation-driven subsidiaries, the Company delivers real-time autonomous engagement, not just passive alerts or analytics. Solutions like ROAMEO, ROSA, RIO, AVA, and RADCam all operate on the same AI backbone, enabling consistent performance, rapid deployment, and cost-effective scalability.

As part of its commitment to openness and direct engagement, the Company will host a Ask Me Anything (AMA) session on Saturday, June 8, 2025. The event, featuring Steve Reinharz, founder, CEO and CTO of AITX, will provide an unfiltered look at AITX’s strategy, progress, and vision. Open to the public, the session reflects the Company’s belief that accountability, curiosity, and communication are vital as it continues to scale and lead in the AI security space.

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

“We’ve built this Company on execution, not speculation,” commented Reinharz. “While others are still pitching ideas or waiting for capital, we’re shipping product, earning revenue, and scaling real-world deployments. We believe our disciplined approach, combined with relentless innovation, is exactly what this market needs and what the public should be watching closely.”

With over one thousand devices deployed or awaiting deployment, a robust pipeline of new opportunities, and a proven model for replacing outdated security infrastructure, AITX is establishing itself as a force in the transformation of physical security. As organizations across sectors look to automate, reduce costs, and improve response times, AITX and RAD-I continue to demonstrate how intelligent, autonomous solutions can meet the moment.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company’s operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company’s credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. There is no guarantee that the Company will meet its projected fiscal 2026 revenues in the range of $12 million to $18 million or that it will successfully achieve a NASDAQ listing. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz